UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  08/25/2009

StellarOne Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  000-22283

VA	541829288
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

590 Peter Jefferson Parkway, Suite 250
Charlottesville, VA 22911
(Address of principal executive offices, including zip code)

(434) 964-2211
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 25, 2009, the StellarOne Corporation (the "Corporation") Board of Directors appointed H. C. Stuart Cochran, Alan W. Myers, Joe J. Thompson, and Keith L. Wampler, CPA to the Corporation's Board of Directors, effective immediately. Committee assignments have yet to be determined. This action was conducted in concert with a consolidation of bank and corporate boards of directors.

H. C. Stuart Cochran is an Agent for Bankers Insurance LLC. Alan W. Myers was formerly General Manager of Blue Ridge Growers, Inc. Joe J. Thompson is Chairman of Thompson Tire Company, Inc. Keith L. Wampler, CPA is managing partner of PBGH, LLP, Certified Public Accountants. All four have served as bank directors for StellarOne Bank and its predecessor banks for extended periods.

Each of the new directors will be paid in accordance with the Corporation's standard director compensation policies and programs. None of these directors has held positions with the Corporation previously. Other than the standard compensation arrangements, there are no arrangements with or understandings between any of these new directors and any other person pursuant to which he was appointed as a director. Messrs. Cochran, Myers, Thompson, and Wampler are not a party to any transaction with the Corporation that would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

StellarOne Corporation

Date: August 28, 2009	By:	/s/ Jeffrey W. Farrar
Jeffrey W. Farrar
Executive Vice President and Chief Financial Officer